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Exhibit 99.1

For more information, contact:
David Flanery
Senior Vice President of Finance
502-261-4753

PAPA JOHN'S REPORTS FOURTH
QUARTER AND FULL-YEAR 2002 RESULTS

2003 Earnings Guidance Reaffirmed and Preliminary
February Comparable Sales Results Announced

Highlights

  •
  4Q 2002 EPS of $0.59 vs $0.53 in 2001 (2001 presented on a pro forma basis reflecting the elimination of goodwill amortization)

  •
  Full-year 2002 EPS of $2.31 compared to $2.15 in 2001 (2001 presented on a pro forma basis reflecting the elimination of goodwill amortization)

  •
  115 restaurant openings during 2002 (10 company-owned and 105 franchised)

  •
  $128.4 million of common stock repurchased during 2002 (4.5 million shares)

  •
  2003 EPS projected range of $2.40 to $2.48 reaffirmed

        Louisville, Kentucky (February 25, 2003)—Papa John's International, Inc. (Nasdaq: PZZA) today announced revenues of $236.1 million for the fourth quarter of 2002, representing a decrease of 3.2% from revenues of $244.0 million for the same period in 2001. Net income for the fourth quarter of 2002 was $11.1 million compared to last year's reported net income of $11.5 million, and diluted earnings per share increased to $0.59 for the fourth quarter from $0.51 as reported for the comparable period in 2001.

        Revenues were $946.2 million for the full year ended December 29, 2002, a decrease of 3.0% from 2001 revenues of $975.1 million. Net income for 2002 was $46.8 million compared to reported net income of $47.2 million in 2001, and diluted earnings per share increased to $2.31 for the year from $2.08 as reported in 2001.

        The company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," at the beginning of fiscal year 2002. The impact of this new standard is the elimination of goodwill amortization in the company's operating results beginning in 2002. If SFAS No. 142 had been in effect for 2001, net income for the three and twelve months ended December 30, 2001 would have been $12.0 million and $49.0 million, respectively, and diluted earnings per share would have been $0.53 and $2.15, respectively. Net income for the three and twelve months ended December 29, 2002 was 7.4% and 4.5% less than the respective 2001 pro forma amounts and diluted earnings per share was 11.3% and 7.4% greater than the respective 2001 pro forma amounts for both comparable periods.

        For the fourth quarter, systemwide domestic comparable sales decreased 2.0% (composed of a 0.4% increase at company-owned restaurants and a 2.8% decrease at franchise restaurants). For the year, systemwide domestic comparable sales decreased 1.3% (composed of a 0.2% increase at company-owned restaurants and a 1.8% decrease at franchise restaurants). Comparable sales for the quarter and year were negatively impacted by the overall competitive environment, including significant price discounting in the industry.

        Total systemwide international sales increased 1.5% for the quarter and 5.6% for the full year, on a constant U.S. dollar basis, over the comparable periods in 2001. Due to political and economic uncertainties in Venezuela, all 22 franchised Papa John's restaurants in that country were closed during a portion of the fourth quarter and only recently have the majority reopened. Excluding sales results for Venezuela in both years for periods during which the restaurants were closed in 2002, total systemwide international sales increased 5.2% for the quarter and 6.6% for the full year, on a constant U.S. dollar basis, over the comparable periods in 2001.

        During 2002, 115 restaurants were opened (10 company-owned and 103 franchised Papa John's restaurants and two franchised Perfect Pizza restaurants), including 25 in the fourth quarter (one company-owned and 24 franchised Papa John's restaurants). Also during 2002, 101 restaurants were closed (19 company-owned and 76 franchised Papa John's restaurants and six franchised Perfect Pizza restaurants) including 28 in the fourth quarter (four company-owned and 24 franchised Papa John's restaurants).

        Additionally, during 2002, 14 company-owned restaurants were sold to franchisees and the company purchased three franchised restaurants. During 2002, 45 Perfect Pizza restaurants were converted to Papa John's restaurants (three company-owned and 42 franchised), including 13 in the fourth quarter (two company-owned and 11 franchised). As of December 29, 2002, there were 2,792 Papa John's restaurants (594 company-owned and 2,198 franchised) operating in 49 states and 9 international markets. Papa John's also has 144 franchised Perfect Pizza restaurants in the United Kingdom.

Fourth Quarter 2002 Operating Results

        During the fourth quarter of 2002, domestic corporate restaurant sales were $106.4 million compared to $109.0 million for the same period in 2001. This 2.4% decrease is primarily due to a 5.2% decrease in the number of equivalent company-owned units open in the 2002 period as compared to the 2001 period as a result of the sale or closure of company-owned units (the divested restaurants having lower than average weekly sales), partially offset by a 0.4% increase in comparable sales for the 2002 quarter. Domestic franchise sales decreased 0.6% to $324.1 million from $326.1 million for the same period in 2001, primarily resulting from a 2.8% decrease in comparable sales for the 2002 quarter, partially offset by a 0.7% increase in the number of equivalent franchised domestic restaurants open in the 2002 period as compared to the 2001 period.

        The fourth quarter comparable sales base for domestic corporate restaurants consisted of 562 units, or 96.8% of total equivalent units, and the domestic franchise base consisted of 1,882 units or 95.0% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $14,137, while other corporate units averaged $12,811 for an overall average of $14,094. Average weekly sales for the restaurants included in the franchise comparable base were $12,707, while other franchise units averaged $10,233 for an overall average of $12,583.

        Domestic franchise royalties were $12.7 million in the fourth quarter of 2002, a 0.8% decrease from $12.8 million for the comparable period in 2001, due to the previously mentioned decline in franchised sales. Domestic franchise and development fees, including amounts recognized upon development cancellation, were $411,000 in the quarter compared to $471,000 for the same period in 2001, as there were 19 restaurant openings in 2002 compared to 22 in 2001.

        The restaurant operating margin at domestic company-owned units was 19.6% in the fourth quarter of 2002 compared to 19.1% for the same period in 2001, consisting of the following differences:

  •
  Cost of sales was 3.1% lower in 2002 due to lower cheese and other commodity costs and a slightly higher average sales price point.

  •
  Salaries and benefits were 0.7% higher in 2002 as the impact of the across-the-board increase in base pay for General Managers and Assistant Managers implemented during the third quarter of 2002, and other general compensation increases, more than offset the slightly higher average sales price point.

  •
  Advertising and related costs were 1.8%, or approximately $1.8 million, higher in 2002, principally due to a national television campaign and a separate national print campaign that occurred during the fourth quarter of 2002, which did not occur in 2001. Local advertising activities were also conducted at higher levels in 2002, as compared to reduced levels in 2001.

  •
  Occupancy costs were 0.1% lower in 2002 due primarily to lower utilities.

  •
  Other operating expenses were 0.2% higher in 2002 primarily due to an increase in workers compensation insurance and other miscellaneous costs, partially offset by improved controls over mileage reimbursement.

        Domestic commissary and equipment and other sales decreased to $108.3 million for the fourth quarter of 2002 from $113.2 million for the comparable period in 2001, primarily as a result of lower commissary sales due to reduced volumes and lower cheese and other commodity costs. In addition, there were lower equipment sales as a result of fewer unit openings in the fourth quarter of 2002 as compared to 2001, partially offset by an increase in sales by our print and insurance services operations.

        Domestic commissary, equipment and other margin was 9.9% in the fourth quarter of 2002 compared to 8.3% for the same period in 2001. Cost of sales was 71.6% of revenues in 2002 compared to 75.3% in 2001 primarily due to lower food costs incurred by the commissaries (principally cheese, which has a fixed dollar as opposed to a fixed percentage mark-up), a decrease in lower margin equipment sales and an increase in the sales of higher margin insurance-related services to franchisees. Salaries and benefits and other operating costs increased to 18.5% in 2002 from 16.4% in 2001, primarily as a result of lower sales by commissaries (certain operating costs are fixed in nature), and an expansion of insurance-related services provided to franchisees.

        International revenues, which include the Papa John's United Kingdom operations, were $8.3 million compared to $8.6 million for the same period in 2001, primarily due to lower company-owned restaurant sales in the U.K. and lower development fees as a result of five international openings in the fourth quarter of 2002 as compared to 21 openings for the same period in 2001, partially offset by higher royalties due to an increased number of international franchise units in the fourth quarter of 2002 as compared to the same period in 2001. International revenues for the fourth quarter of 2002 were favorably impacted approximately $700,000 by exchange rate differences as compared to the fourth quarter of 2001. International operating margin decreased to 18.1% in 2002 from 21.2% in 2001 due to increased food and operating costs associated with the U.K. commissary operation.

        General and administrative expenses were $17.1 million or 7.2% of revenues in the fourth quarter of 2002 compared to $16.5 million or 6.8% of revenues in the same period in 2001. The primary components of the $564,000 increase were additional corporate and restaurant management bonuses and costs related to the development of several quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience, partially offset by savings in salaries, travel and other costs.

        A provision for uncollectible notes receivable of $610,000 was recorded in the fourth quarter of 2002 as compared to $537,000 for the same period in 2001. The provision was based on our evaluation of our franchise loan portfolio. At December 29, 2002, approximately $14.1 in notes receivable was outstanding from franchisees and affiliates, net of a $4.4 million reserve for uncollectible amounts.

        Pre-opening and other general expenses were $2.3 million in the fourth quarter of 2002 compared to $754,000 for the comparable period in 2001. The 2002 amount includes minimal pre-opening costs, $67,000 of relocation costs, $430,000 of disposition and valuation related costs of restaurants and other assets, and approximately $1.7 million of losses related to a terminated vendor relationship. The vendor was obligated to repay certain funds advanced by the company upon obtaining outside bank financing in the fourth quarter of 2002. The vendor was not able to obtain such financing by the required date and, accordingly, the company terminated the relationship and reserved amounts advanced based upon an evaluation of their collectibility. The 2001 amount includes $69,000 of pre-opening costs, $29,000 of relocation costs and net losses on impairment and disposition-related costs of $800,000.

        Depreciation and amortization was $7.9 million (3.3% of revenues) for the fourth quarter of 2002 as compared to $8.9 million (3.7% of revenues) for the same period in 2001, including goodwill amortization of $694,000 for 2001. As previously noted, there is no goodwill amortization in 2002 with the adoption of SFAS No. 142. On a pro forma basis, depreciation and amortization for the fourth quarter of 2001 would have been $8.2 million (3.4% of revenues) had SFAS No. 142 been adopted at that time.

        Net interest expense was $1.7 million in the fourth quarter of 2002 as compared to $1.5 million in 2001, primarily due to increased debt levels resulting from share repurchase activity and reduced levels of franchisee notes receivable in 2002. The company's effective income tax rate was 37.5% in the fourth quarter of 2002 compared to 37.7% for the comparable period in 2001.

Full-Year 2002 Operating Results

        For full-year 2002, domestic corporate restaurant sales were $429.8 million compared to $445.8 million for the same period in 2001. This 3.6% decrease is primarily due to a 6.2% decrease in the number of equivalent company-owned units open in the 2002 period as compared to the 2001 period as a result of the sale or closure of company-owned units (the divested restaurants having lower than average weekly sales), partially offset by a 0.2% increase in comparable sales for the 2002 period. Domestic franchise sales increased 1.4% in 2002 to $1.32 billion primarily resulting from a 2.6% increase in the number of equivalent franchised domestic restaurants open in the

2002 period compared to the 2001 period, partially offset by a 1.8% decrease in comparable sales for the 2002 period.

        The 2002 comparable sales base for domestic corporate restaurants consisted of 550 units, or 94.8% of total equivalent units, and the domestic franchise base consisted of 1,764 units or 89.0% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $14,409, while other corporate units averaged $11,100 for an overall average of $14,236. Average weekly sales for the restaurants included in the franchise comparable base were $13,122, while other franchise units averaged $10,238 for an overall average of $12,805.

        Domestic franchise royalties increased 1.2% to $51.4 million in 2002 from $50.8 million in 2001 due to the increase in franchise sales noted above. Domestic franchise and development fees, including amounts recognized upon development cancellation, were $1.7 million in 2002 compared to $2.9 million in 2001 due primarily to 76 domestic franchise unit openings in 2002 as compared to 139 in 2001.

        Restaurant operating margin at domestic company-owned units was 20.9% in 2002 as compared to 18.6% for the same period in 2001, consisting of the following differences:

  •
  Cost of sales was 1.8% lower in 2002 primarily due to lower prices for certain commodities such as boxes and meats and a higher average sales price point.

  •
  Salaries and benefits were 0.2% lower in 2002 due to the higher average sales price point, partially offset by the impact of the across-the-board increase in base pay for General Managers and Assistant Managers implemented during the third quarter 2002, and other general compensation increases.

  •
  Advertising and related costs were 0.4% ($513,000) higher in 2002 as compared to 2001.

  •
  Occupancy costs were 0.2% lower in 2002 due primarily to lower utilities.

  •
  Other operating expenses were 0.5% lower in 2002 primarily due to improved controls over mileage reimbursement and lower training costs, partially offset by an increase in workers compensation insurance costs.

        Domestic commissary and equipment and other sales decreased 2.8% to $431.3 million in 2002 from $443.6 million for 2001, primarily due to lower commissary sales from lower volumes and reduced prices charged for certain commodities such as boxes and meats. In addition, there were lower equipment sales as a result of fewer unit openings in 2002 as compared to 2001, partially offset by an increase in our print and insurance services operations.

        Domestic commissary, equipment and other margin was 9.9% for 2002 compared to 10.1% in 2001. Cost of sales was 71.7% of revenues in 2002 compared to 73.0% in 2001 primarily due to a decrease in lower margin equipment sales and an increase in sales of higher margin insurance-related services to franchisees. Salaries and benefits and other operating costs increased to 18.4% in 2002 from 16.9% in 2001, primarily as a result of lower sales by commissaries (certain operating costs are fixed in nature), and expanded insurance-related services provided to franchisees.

        International revenues, which include the Papa John's U.K. operations, were substantially flat in 2002 at $32.0 million as lower company-owned restaurant and commissary sales and development fees were offset by higher royalties due to an increased number of international franchise units in 2002 as compared to 2001 and a $1.3 million increase in revenues from the exchange rate difference in 2002 as compared to 2001. International operating margin decreased to 16.2% in 2002 from 16.4% in 2001 due primarily to increased food and operating costs associated with the U.K. commissary operation.

        General and administrative expenses were $72.4 million or 7.7% of revenues for full-year 2002 as compared to $69.5 million or 7.1% of revenues in the same period in 2001. The primary components of the $2.9 million increase were $3.6 million of additional corporate and restaurant management bonuses and $1.1 million of costs related to the development of several quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience, partially offset by savings in salaries and travel costs.

        A provision for uncollectible notes receivable of $2.8 million was recorded for 2002 based on our evaluation of our franchise loan portfolio. The provision for notes receivable was $537,000 in 2001.

        Pre-opening and other general expenses were $7.1 million for 2002 compared to $3.5 million in 2001. The 2002 amount includes $156,000 of pre-opening costs, $590,000 of relocation costs, $3.2 million of disposition and valuation losses for restaurants and other assets, $900,000 of estimated costs related to a refurbishment program for the company's heated delivery bag system and $1.7 million of losses related to the previously-noted terminated vendor relationship. The 2001 amount includes pre-opening costs of $246,000, relocation costs of $906,000 and net losses on impairment and disposition-related costs of $1.1 million. The 2001 amount also includes costs related to certain franchisee support initiatives.

        Depreciation and amortization was $31.7 million (3.4% of revenues) in 2002 compared to $35.2 million (3.6% of revenues) in 2001, including goodwill amortization of $2.8 million for 2001. As previously mentioned, there is no goodwill amortization in 2002 with the adoption of SFAS No. 142. On a pro forma basis, depreciation and amortization for the year-ended 2001 would have been $32.4 million (3.3% of revenues) had SFAS No. 142 been adopted at that time.

        Net interest expense was $6.6 million in 2002 compared to $6.9 million in 2001 primarily due to lower effective interest rates in 2002, which were partially offset by reduced franchise notes receivable in 2002. The company's effective income tax rate was 37.5% during 2002 compared to 37.7% in 2001.

Cheese Costs

        The cost of cheese has historically represented 35% to 40% of restaurant cost of sales. In January 2000, Papa John's Franchise Advisory Council (FAC) initiated a program that allows the cost of cheese to Papa John's restaurants to be established on a quarterly basis. Accordingly, the company's cheese costs do not mirror the actual block market price for cheese on a short-term basis; however, over time, the company's cheese costs will substantially equal the average block market price. The quarterly equivalent per pound block market price paid by the company for 2002 and 2001 is as follows:

	2002	2001	Increase/(Decrease)
Quarter 1	$1.403	$1.086	29.2%
Quarter 2	$1.323	$1.102	20.1%
Quarter 3	$1.450	$1.497	(3.1)%
Quarter 4	$1.290	$1.749	(26.2)%

Full Year	$1.367	$1.359	0.6%

Heated Delivery Bag Systems

        The company incurred approximately $900,000 of costs during 2002 in connection with a refurbishment plan developed by the supplier of the company's heated delivery bag system, expected to reduce the failure rate of such systems currently in use at substantially all domestic company-owned restaurants and approximately 1,200 domestic franchised restaurants.

        At December 29, 2002, the company held delivery bag system inventory valued at approximately $3.0 million for resale to franchised restaurants or installation in company-owned restaurants, and also had approximately $450,000 of outstanding accounts receivable related to the sale of delivery bag systems to franchisees. Through year-end, approximately 80% of the deployed heated delivery bag system units had been refurbished under the plan, and the failure rate for those refurbished units has met thresholds of acceptability established by the company. Accordingly, the company does not expect additional losses related to the heated delivery bag system, including the realization of inventory values or collection of receivables related thereto.

Restaurant Initiatives

        As previously announced, the company has developed and implemented certain quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience, which the company believes will help it deliver on the "Better Ingredients. Better Pizza." promise. The costs of these initiatives were approximately $1.1 million in 2002 and are expected to be approximately $2.0 million in 2003 on a fully implemented basis.

        The company also previously announced the August 2002 implementation of an across-the-board base pay increase for restaurant General Managers and Assistant Managers in order to attract and retain the desired quality of individuals to these positions. The cost of these increases was approximately $1.4 million in 2002 and is expected to be approximately $3.2 million in 2003 on a full-year basis.

        In January 2003, the company announced a realignment of the management structure for its domestic, owned restaurants by establishing the Director of Operations position as the direct point of supervision for general managers and their restaurant teams. The Director of Operations position replaces the previous Supervisor and District Manager positions, effectively eliminating one layer of field management.

        The cost savings from the field management realignment are being invested back into the company's restaurants in the form of increased staffing and greater bonus opportunities for General Managers and their Assistants. From a financial reporting perspective, this will result in a shift in reported expenses from the general and administrative expense category to the restaurant salaries and benefits expense category in the consolidated income statement. The 2003 full year impact of this shift is expected to approximate $4.5 million, representing a 0.5% decrease in general and administrative costs as a percentage of total consolidated revenues and a 1.0% increase in the restaurant salaries and benefits as a percentage of restaurant sales, each compared to the 2002 actual results.

        Management believes these initiatives are beginning to produce improvements in product and service quality and consistency at our restaurants. Additionally, turnover in the key restaurant management positions has been reduced since the August 2002 base pay increase, further improving operations' ability to deliver a consistently high-quality customer experience. Given the extremely competitive sales environment and generally sluggish economy, management is unable to predict when meaningful improvement in restaurant sales and other financial results attributable to these restaurant initiatives will occur.

Share Repurchase Activity

        The company repurchased 992,500 shares of its common stock at an average price of $26.38 per share during the fourth quarter of 2002, and 4.5 million shares of common stock at an average price of $28.51 during 2002. The company's Board of Directors has authorized the repurchase of up to $375 million of common stock through December 28, 2003. Through December 29, 2002 an aggregate of $345.7 million had been repurchased (representing 13.4 million shares, or approximately 43.9% of shares outstanding at the time the repurchase program was initiated, at an average price of $25.87 per share). Approximately 18.0 million shares were outstanding as of December 29, 2002 (approximately 18.2 million shares on a fully-diluted basis). Subsequent to December 29, 2002 to date, the company has repurchased 150,000 shares of common stock for $4.1 million (an average price of $27.44 per share).

        The company's 2002 share repurchase activity increased earnings per share by approximately $0.06 for the fourth quarter and by approximately $0.15 for the full year.

February 2003 Comparable Sales Results

        The company announced February domestic systemwide comparable sales decreased approximately 10.6% (9.2% decrease at company-owned restaurants and 11.1% decrease at franchised restaurants). As previously announced, February comparable sales results were negatively impacted approximately 1% by the timing of the Super Bowl, which was included in January results for 2003 and in February results for 2002. February results were also negatively impacted by the timing of the 2002 Anniversary Promotion which was held in February, while there was no comparable national television-supported promotion in February of 2003.

2003 Growth Plans and Earnings Guidance

        The company reaffirmed its previously announced 2003 earnings per share guidance of $2.40 to $2.48. Significant assumptions underlying this guidance have been updated and are presented in an attached schedule. The key assumptions relating to a declining number of unit openings, minimal net unit growth after considering potential unit closings and the continued expectation of a very competitive sales environment have not changed from the previously announced guidance. Accordingly, we expect consolidated revenue to be relatively flat in 2003 as compared to 2002 results.

        At the same time, we have implemented the aforementioned restaurant initiatives that we believe are essential to our long-term success. In addition to the incremental costs of these initiatives, we are facing increased health, workers compensation and other insurance costs similar to those faced by many other companies. We have continued to aggressively challenge and control administrative, commissary and support services costs, and the outlook for commodity costs appears favorable throughout 2003 at this time. However, given substantially flat consolidated revenue and known cost increases, we expect operating income for 2003 to be 3% to 6% lower than 2002 results, primarily due to a reduction in the company-owned restaurant operating margin.

        These results are expected to produce approximately $50 million of free cash flow during 2003, of which approximately $25 million is currently available for continued share repurchases under the existing level of Board authorization. Repurchases at this level have been assumed in the above earnings guidance, resulting in a projected increase of 4% to 7% in earnings per share over 2002 results, even considering the expected decline in operating income.

* * * *

        As of February 23, 2003, Papa John's had 2,792 restaurants (590 company-owned and 2,202 franchised) operating in 49 states and 10 international markets. Papa John's also owns or operates an additional franchised 142 Perfect Pizza restaurants in the United Kingdom. For more information about the company, please visit www.papajohns.com.

        Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions in the countries in which the company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the company's financial and other results is included in the company's Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Conference Call

        A conference call is scheduled for Wednesday, February 26, 2003 at 10:00 AM EST to report fourth quarter and full year 2002 results and to review the updated guidance for 2003. The call can be accessed from the company's web page at www.papajohns.com in a listen-only mode, or dial 800-866-9138 for participation in the question and answer session. International participants may dial 706-679-0840.

        The conference call will be available for replay beginning Wednesday, February 26, 2003 at approximately Noon through Friday, February 28, 2003, at Midnight EST. The replay can be accessed from the company's web page at www.papajohns.com or by dialing 800-642-1687 (passcode 8598316). International participants may dial 706-645-9291 (passcode 8598316).

Summary Financial Data
Papa John's International, Inc.

	Three Months Ended			Year Ended
(In thousands, except per share amounts)	Dec. 29 2002	Dec. 30, 2001	Pro Forma(2) Dec. 30, 2001	Dec. 29, 2002	Dec. 30, 2001	Pro Forma(2) Dec. 30, 2001
Revenues	$236,118	$243,992	$243,992	$946,219	$975,072	$975,072

Net income	$11,076	$11,528	$11,960	$46,797	$47,245	$48,988

Diluted earnings per share	$0.59	$0.51	$0.53	$2.31	$2.08	$2.15

Diluted weighted-average shares outstanding	18,783	22,719	22,719	20,300	22,753	22,753

EBITDA(1)	$27,325	$28,929	$28,929	$113,168	$117,959	$117,959

(1)
EBITDA represents operating performance before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company's ability to fund its cash needs.

(2)
We adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets," at the beginning of fiscal 2002. In accordance with SFAS 142, we no longer amortize goodwill and intangible assets with indefinite useful lives. Amortization expense for the three months and year ended December 30, 2001 amounted to approximately $432,000 and $1.7 million net of tax, respectively. The pro forma income statement for the three months and year ended December 30, 2001 reflects the elimination of goodwill amortization.

Update of Significant Operating Assumptions for 2002 and 2003
Papa John's International, Inc.

	Actual Results for Full Year 2002	Previous Full Year 2003 Guidance	Revised Full Year 2003 Guidance
Unit Openings	115 units	75 to 100 units	75 to 100 units
Unit Closings	101 units	75 to 100 units	75 to 100 units
Comparable Sales	1.3% decrease	0% to 2.5% increase	0% to 2.5% increase
Corporate Restaurant Operating Margin	20.9%	19.5% to 20.0%	18.5% to 19.0%	(1)
Commissary, Equip. and Other Operating Margin	9.9%	9.5% to 10.0%	9.5% to 10.0%
G&A Expenses	7.7%	7.7% to 8.1%	7.2% to 7.6%	(1)
Pre-opening and Other General Expenses	$7.1 million	$3.0 to $4.0 million	$3.0 to $4.0 million
Net Interest Expense	$6.6 million	$6.0 to $7.0 million	$6.5 to $7.5 million(2)
Capital Expenditures	$18.8 million	$30 to $35 million	$25 to $30 million(3)
Weighted Average Diluted Shares O/S	20.3 million	18.5 to 19.0 million	17.5 to 18.0 million	(4)

Comments on Changes from Previous to Revised Full Year 2003 Guidance

(1)
The decrease in Corporate Restaurant Operating Margin and decrease in G&A Expenses reflect the reinvestment of cost savings from the field management realignment back into the company's restaurants in the form of increased staffing and greater bonus opportunities for general managers and their assistants, resulting in a shift of approximately $4.5 million of costs from G&A expenses to restaurant salaries and benefits for the year.

(2)
The increase in projected net interest expense reflects share repurchases completed during the fourth quarter 2002 and assumed additional repurchases during 2003.

(3)
The reduction in projected capital expenditures reflects routine revisions to the timing of certain maintenance capital projects.

(4)
The revised guidance reflects share repurchases completed during the fourth quarter 2002 and assumed additional repurchases during 2003.

Restaurant Progression
Papa John's International, Inc.

	Fourth Quarter Ended December 29, 2002
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	589	7	2,004	182	2,782
Opened	1	—	19	5	25
Converted	—	2	—	11	13
Closed	(4)	—	(24)	—	(28)
Acquired	—	—	1	—	1
Sold	(1)	—	—	—	(1)

End of Period	585	9	2,000	198	2,792

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	—	2	—	155	157
Opened	—	—	—	—	—
Converted	—	(2)	—	(11)	(13)
Closed	—	—	—	—	—
Acquired	—	—	—	—	—
Sold	—	—	—	—	—

End of Period	—	—	—	144	144

	Fourth Quarter Ended December 30, 2001
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	623	10	1,973	116	2,722
Opened	5	—	22	21	48
Converted	—	—	—	—	—
Closed	(10)	—	(24)	(7)	(41)
Acquired	—	—	17	—	17
Sold	(17)	—	—	—	(17)

End of Period	601	10	1,988	130	2,729

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	—	3	—	192	195
Opened	—	—	—	—	—
Converted	—	—	—	—	—
Closed	—	—	—	(2)	(2)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—

End of Period	—	3	—	190	193

Restaurant Progression
Papa John's International, Inc.

	Year Ended December 29, 2002
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	601	10	1,988	130	2,729
Opened	10	—	76	27	113
Converted	—	3	—	42	45
Closed	(19)	—	(71)	(5)	(95)
Acquired	3	—	10	4	17
Sold	(10)	(4)	(3)	—	(17)

End of Period	585	9	2,000	198	2,792

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	—	3	—	190	193
Opened	—	—	—	2	2
Converted	—	(3)	—	(42)	(45)
Closed	—	—	—	(6)	(6)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—

End of Period	—	—	—	144	144

	Year Ended December 30, 2001
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	631	10	1,902	69	2,612
Opened	20	—	139	48	207
Converted	—	—	—	7	7
Closed	(17)	—	(72)	(8)	(97)
Acquired	16	—	49	—	65
Sold	(49)	—	(16)	—	(65)
Reclassification *	—	—	(14)	14	—

End of Period	601	10	1,988	130	2,729

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	—	3	—	202	205
Opened	—	1	—	2	3
Converted	—	—	—	(7)	(7)
Closed	—	—	—	(8)	(8)
Acquired	—	—	—	1	1
Sold	—	(1)	—	—	(1)

End of Period	—	3	—	190	193

*Reclassified 11 Hawaii units and 3 Alaska units opened prior to 2001 from domestic franchising to international franchising. Beginning in 2001, we have defined domestic operations as restaurants located throughout the contiguous United States.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 29, 2002	December 30, 2001	December 29, 2002	December 30, 2001
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Restaurant sales	$106,378	$108,961	$429,813	$445,849
Franchise royalties	12,737	12,834	51,386	50,768
Franchise and development fees	411	471	1,734	2,927
Commissary sales	94,435	102,577	381,217	390,889
Equipment and other sales	13,890	10,574	50,055	52,730
International:
Royalties and franchise development fees	1,374	1,636	5,846	5,895
Restaurant and commissary sales	6,893	6,939	26,168	26,014

Total revenues	236,118	243,992	946,219	975,072
Costs and expenses:
Domestic:
Restaurant expenses:
Cost of sales	24,698	28,653	98,717	110,632
Salaries and benefits	31,721	31,703	125,473	130,882
Advertising and related costs	9,151	7,390	35,810	35,297
Occupancy costs	5,876	6,087	23,571	25,326
Other operating expenses	14,125	14,270	56,517	60,721

	85,571	88,103	340,088	362,858
Domestic:
Commissary, equipment and other expenses:
Cost of sales	77,609	85,236	309,021	323,954
Salaries and benefits	7,433	7,257	29,823	30,124
Other operating expenses	12,522	11,217	49,831	44,893

	97,564	103,710	388,675	398,971
International operating expenses	5,647	5,465	21,918	21,739
General and administrative expenses	17,058	16,494	72,403	69,487
Provision for uncollectible notes receivable	610	537	2,838	537
Pre-opening and other general expenses	2,343	754	7,129	3,521
Depreciation and amortization	7,871	8,906	31,741	35,176

Total costs and expenses	216,664	223,969	864,792	892,289

Operating income	19,454	20,023	81,427	82,783
Other income (expense):
Investment income	252	375	1,126	1,958
Interest expense	(1,984)	(1,881)	(7,677)	(8,857)

Income before income taxes	17,722	18,517	74,876	75,884
Income tax expense	6,646	6,989	28,079	28,639

Net income	$11,076	$11,528	$46,797	$47,245

Basic earnings per share	$0.60	$0.51	$2.33	$2.09

Diluted earnings per share	$0.59	$0.51	$2.31	$2.08

Basic weighted-average shares outstanding	18,611	22,526	20,068	22,600

Diluted weighted-average shares outstanding	18,783	22,719	20,300	22,753

Note: Certain 2001 amounts have been reclassified to conform to the 2002 presentation.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	December 29, 2002	December 30, 2001
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$9,499	$17,609
Accounts receivable	16,763	23,238
Inventories	16,341	12,659
Prepaid expenses and other current assets	10,955	8,986
Deferred income taxes	3,875	2,639

Total current assets	57,433	65,131
Investments	7,742	3,424
Net property and equipment	223,599	238,945
Notes receivable from franchisees and affiliates	14,122	17,574
Goodwill	48,756	48,274
Other assets	13,817	14,091

Total assets	$365,469	$387,439

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$23,579	$23,808
Income and other taxes	16,230	15,628
Accrued expenses	34,658	26,773
Short-term debt	235	225

Total current liabilities	74,702	66,434
Unearned franchise and development fees	3,915	3,292
Long-term debt, net of current portion	139,850	105,085
Deferred income taxes	2,445	3,467
Other long-term liabilities	22,610	13,529

Total liabilities	243,522	191,807
Total stockholders' equity	121,947	195,632

Total liabilities and stockholders' equity	$365,469	$387,439

Note: The balance sheet at December 30, 2001 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

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  Exhibit 99.1